Exhibit 99.1

Vivint Smart Home and Mosaic Acquisition Corp. (NYSE: MOSC)

Announce Merger Agreement, Creating a Leading

Smart Home Public Company

•	Blackstone to Invest $100 Million in Cash, at a Price of $10.00 per Share

•	Affiliates of Fortress Investment Group LLC (Subsidiary of SoftBank Group Corp.) to Invest Additional $125 Million in Cash at a Price of $10.00 per Share

•	Existing Investors in Vivint to Remain 100% Invested, Rolling Over $2.3 Billion in Equity

•	Representative of the SoftBank Vision Fund to Join Board of Directors After the Closing[1] Alongside Blackstone, Mosaic, and Vivint Management

•	Vivint Intends to Use Proceeds from the Transaction to Immediately Pay Down Debt and Position the Company to Further Capitalize on Growth Initiatives

•	Projected Near-Term Organic Adjusted EBITDA Growth of 37%[2]

PROVO, Utah; NEW YORK — September 16, 2019 — Vivint Smart Home, Inc. (“Vivint”), a leading smart home technology company that is redefining the home experience through intelligently designed cloud-enabled solutions, and Mosaic Acquisition Corp. (NYSE: MOSC) (“Mosaic”), a publicly traded special purpose acquisition company, announced they have entered into a definitive agreement to merge Vivint with a subsidiary of Mosaic. Following the merger, Mosaic will be renamed “Vivint Smart Home, Inc.” With an agreed initial enterprise value of $5.6 billion, Vivint is anticipated to have revenues of $1.3 billion for fiscal year 2020E and Adjusted EBITDA of $530 million, implying an Adjusted EBITDA multiple of approximately 10.5x.

Vivint is one of the largest smart home companies in the world, delivering integrated smart home products and cloud-enabled services to 1.5 million subscribers across 98 percent of the zip codes in the U.S., and in Canada. Vivint offers a comprehensive suite of smart home products along with professional installation, nationwide in-home service, and 24/7 professional monitoring and customer care.

Todd Pedersen, Founder and CEO of Vivint, commented, “We are excited to partner with Mosaic to unlock the next chapter of the Vivint growth story. We remain committed to our mission of redefining the home experience through intelligently designed, cloud-enabled solutions delivered to every home by people who care. Just as it was in 1999 when I founded this business, to today where we are a multi-billion-dollar enterprise, our customers remain our focus. As the smart home market rapidly expands globally, Vivint is in the early stage of a massive opportunity and is ready to create the future of how we live and interact with our homes.”

“Vivint has defined the smart home – becoming the industry leader on the back of its innovative products, integrated solutions, and superior customer experience,” stated Peter Wallace, a Senior Managing Director at Blackstone. “We are proud to have supported the development of the company that has set the pace for the industry and are excited by the opportunity to invest further to support Vivint’s future growth.”

Alex Dunn, President of Vivint, added, “We look forward to leveraging David Maura’s prior M&A and operational experience leading a consumer-facing company, along with Fortress’ well-established capital markets expertise as we work towards Vivint’s continued success. Proceeds from this transaction will fortify our balance sheet, and enable us to continue to drive the innovation, customer focus, and service offerings that our customers have come to expect from us. We intend to remain disciplined in our capital allocation, while driving down customer acquisition costs without sacrificing organic growth.”

[1]	Subject to regulatory approval
[2]	Based on 2018A–2020E Adjusted EBITDA CAGR

Following the closing of the merger, Vivint will continue to be led by its experienced management team, including founder and Chief Executive Officer Todd Pedersen, President Alex Dunn and Chief Financial Officer Mark Davies. All existing Vivint directors will serve on the board of directors of the combined company, joined by David Maura from Mosaic and, after the closing and subject to regulatory approval, by a director from the SoftBank Vision Fund.

David Maura, Executive Chairman and Chief Executive Officer of Mosaic Acquisition Corp., commented,

“Having founded Mosaic in October 2017, I was determined to find not only the right target, but also the right partners. Todd and Alex have built an incredible business over the past 20 years, and I am honored to be a part of the team as we look into the future. The strong subscriber momentum, compelling unit economics, and multiple levers for organic growth represent a phenomenal opportunity to be at the cutting edge with technology that is changing the way we live. With most companies only deploying a standalone device strategy, Vivint differentiates itself as a fully integrated platform focused on unifying the customer experience in an efficient, seamless and simple way. I would like to congratulate Vivint and am pleased to confirm the Mosaic Board of Directors’ unanimous support for this transaction.”

Drew McKnight, Managing Partner of Fortress Investment Group LLC, commented,

“We have followed Vivint for a long time and have deep respect for the company and its leadership team. We believe Vivint is extraordinarily well positioned as a leading IoT and connected-device business at an inflection point in the evolution of an industry. We are extremely excited about this investment and the opportunity to partner with Blackstone and the Vivint management team as the company builds on its position of recognized leadership and innovation shaping the connected world of tomorrow.”

Summary of Transaction

On September 15, 2019, Vivint entered into a definitive merger agreement with Mosaic. The merged company is anticipated to have an initial enterprise value of approximately $5.6 billion and an initial market capitalization of approximately $3.1 billion.3 References to Vivint following the completion of the merger are to Mosaic after its change in name to “Vivint Smart Home, Inc.”

In connection with this transaction:

•	Investment funds affiliated with The Blackstone Group Inc. (“Blackstone”) and other existing investors of Vivint, including management, are retaining their full existing investment.

•	Blackstone has agreed to invest an additional $100 million in Vivint through an investment in the common stock of Mosaic immediately prior to the closing of the merger.

•

Affiliates of Fortress Investment Group LLC (“Fortress”), a subsidiary of SoftBank Group Corp., have agreed to invest an additional $125 million in Vivint through an investment in the common stock of Mosaic immediately prior to the closing of the merger. This investment is in addition to the existing investments in Mosaic held by Fortress affiliates.

•

The remaining outstanding shares of Vivint will be held by the current stockholders of Mosaic and certain other investors who are investing $150 million in connection with the merger pursuant to forward purchase commitments obtained in connection with Mosaic’s IPO, which includes $25 million from Fortress. Additionally, David Maura is committing to purchase $5 million under a 10b5-1 trading plan.

•	Pro forma net leverage reduced from 5.5x to 4.3x LTM 6/30/2019 Covenant Adjusted EBITDA, with substantially all net proceeds expected to be used to repay debt.

[3]	Based on an assumed price of $10/share.

Blackstone and other existing investors of Vivint are expected to own approximately 78 percent of the outstanding shares of Vivint immediately following the merger. In total, there will be approximately $690 million of net cash proceeds at closing, assuming no redemptions by Mosaic’s public stockholders, including the $150 million of forward purchase commitments obtained in connection with Mosaic’s IPO. The net cash proceeds from these transactions, including Mosaic’s cash on hand, are expected to be used for working capital and general corporate purposes, including to pay down a portion of existing Vivint debt.

The transaction is expected to be completed during the fourth quarter of 2019 or the first quarter of 2020, subject to approval by Mosaic and Vivint stockholders and other customary closing conditions. The boards of directors of both Vivint and Mosaic have unanimously approved the proposed transaction. Mosaic will apply to list the shares of its common stock being issued in connection with the merger on the New York Stock Exchange.

Vivint and Mosaic intend to host a joint conference call providing further details on the transaction on September 16, 2019.

Conference Call Details

Date:                 September 16, 2019

Time:                10:00 a.m. ET

Dial-in:             1-833-235-7641 (U.S. and Canada)

                          1-647-689-4162 (International)

Conference ID: 2044499

Webcast: www.investors.vivint.com/events-presentations/events

A replay of the webcast will be made available for 30 days on the investor relations page of Vivint’s website at www.investors.vivint.com.

Advisors

J.P. Morgan Securities LLC, Evercore and Blackstone Capital Markets are acting as financial advisors and capital markets advisors to Vivint. Deutsche Bank Securities, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and RBC Capital Markets LLC are acting as financial advisors and capital markets advisors to Mosaic.

Simpson Thacher & Bartlett LLP is acting as legal counsel to Vivint. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to Mosaic. Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal counsel to Fortress.

About Mosaic

Mosaic Acquisition Corp. is a special purpose acquisition company formed by Mosaic Sponsor, LLC and Fortress Mosaic Sponsor LLC for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For more information, visit www.mosaicac.com.

About Vivint Smart Home

Vivint is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24/7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves 1.5 million customers throughout the United States and Canada. For more information, visit www.vivint.com.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Mosaic and Vivint. Mosaic intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a proxy statement of Mosaic, a consent solicitation statement of Vivint and a prospectus of Mosaic, and each party will file other documents with the SEC regarding the proposed transaction. A definitive proxy statement/consent solicitation statement/prospectus will also be sent to the stockholders of Mosaic and Vivint, seeking any required stockholder approval. Before making any voting or investment decision, investors and security holders of Mosaic and Vivint are urged to carefully read the entire registration statement and proxy statement/consent solicitation statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Mosaic with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Mosaic may be obtained free of charge from Mosaic at www.mosaicac.com. Alternatively, these documents, when available, can be obtained free of charge from Mosaic upon written request to Mosaic Acquisition Corp., 375 Park Avenue, New York, New York 10152, Attn: Secretary, or by calling 212-763-0153.

Mosaic, Vivint and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mosaic, in favor of the approval of the merger. Information regarding Mosaic’s directors and executive officers is contained in Mosaic’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2019, and June 30, 2019, which are filed with the SEC. Information regarding Vivint’s directors and executive officers (who serve in equivalent roles at APX Group Holdings, Inc., a subsidiary of Vivint) is contained in the APX Group Holdings, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2019, and June 30, 2019, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/consent solicitation statement/prospectus and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Mosaic’s and Vivint’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Mosaic’s Form 10-K for the year ended December 31, 2018 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Mosaic and Vivint believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither Mosaic nor Vivint is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which Mosaic has filed or will file from time to time with the SEC.

In addition to factors previously disclosed in Mosaic’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the merger, including approval by stockholders of Mosaic and Vivint on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; risks related to Mosaic’s or Vivint’s indebtedness; other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms; risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process; the highly competitive nature of the smart home and security industry and product introductions and promotional activity by competitors; litigation, complaints, product liability claims and/or adverse publicity; cost increases or shortages in smart home and security technology products or components; the introduction of unsuccessful new smart home services; privacy and data protection laws, privacy or data breaches, or the loss of data; the impact of the Vivint Flex Pay plan to Vivint’s business, results of operations, financial condition, regulatory compliance and customer experience; and Vivint’s ability to successfully compete in retail sales channels.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Mosaic’s and Vivint’s control. While all projections are necessarily speculative, Mosaic and Vivint believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Mosaic and Vivint, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Mosaic and is not intended to form the basis of an investment decision in Mosaic. All subsequent written and oral forward-looking statements concerning Mosaic and Vivint, the proposed transaction or other matters and attributable to Mosaic and Vivint or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Non-GAAP Financial Measures

This press release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of stock based compensation, certain fees related to Vivint Flex Pay program and certain unusual, non-cash, non-recurring and other items.

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, nonrecurring and other items permitted in certain covenant calculations under the agreements governing Vivint’s notes, the credit agreement governing Vivint’s term loan and the credit agreement governing Vivint’s revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Contacts:

For Vivint

Investors

Dale R. Gerard, (801) 705-8011

dgerard@vivint.com

Media

Liz Tanner, (801) 229-6956

liz.tanner@vivint.com

For Mosaic

Gordon E. Runté, (212) 798-6082

grunte@fortress.com